UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 17, 2006

ISCO INTERNATIONAL, INC.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-22302	36-3688459
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive, Elk Grove Village, ILLINOIS 60007

(Address of Principal Executive Offices)

(847) 391-9400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

ISCO International, Inc. (“ISCO”) announced that it will hold its quarterly conference call on Thursday, October 26th at 5:00 pm eastern. A copy of the press release announcing the call, including call-in information is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Principal Officers; election of Directors;. Appointment of Principal Officers.

On October 17, 2006, Martin H. Singer was appointed by the Board of Directors (the “Board”) of ISCO, upon the recommendation of the Corporate Governance Committee of the Board, as a director to fill a newly created vacancy on the Board due to the increase in the size of Board from seven (7) to eight (8) members. Dr. Singer will serve as a director until the 2007 annual meeting of stockholders and until his successor is duly elected and qualified.

Dr. Singer is currently the Chairman and Chief Executive Officer of PCTEL, Inc. (NASDAQ: PCTI). Prior to joining PCTEL in late 2001, Dr. Singer held the position of President and CEO at SAFCO Technologies where his team grew revenues from $18 million to $42 million in two and one-half years. SAFCO led the cellular industry in providing network design tools, measurement products, and network performance information. Prior to SAFCO, Dr. Singer was a Vice-President within Motorola’s Cellular Infrastructure Group. Dr. Singer has extensive experience in wireless communications, IP licensing, and international market development. Dr. Singer has also held technical and management positions at Tellabs, AT&T and Bell Labs. Dr. Singer received his bachelor’s degree from the University of Michigan and a Master of Arts and a Ph.D. from Vanderbilt University. Additionally, Dr. Singer holds six patents in telecommunications.

ISCO issued a press release announcing the appointment of Dr. Singer. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibits are filed with this Form 8-K:

(d)	Exhibit No.	Description
	99.1	Press Release of ISCO International, Inc. dated October 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISCO INTERNATIONAL, INC.

Date: October 20, 2006	By:	/s/ Frank Cesario
Frank Cesario Chief Financial Officer

Index of Exhibits

Exhibit No.	Description
99.1*	Press Release of ISCO International, Inc. dated October 20, 2006

*	Filed herewith